EXHIBIT 4.1

                                   RESOLUTIONS

     WHEREAS, the Company is indebted Charles Jarvis and Associates, Inc. for consulting services rendered and expenses incurred in connection with the business of the Company.

     WHEREAS, the Company is indebted to Suns Associate Group for services rendered in furtherance of the Companys business.

     WHEREAS, the Company is indebted to USIS International Capital Corporation for services rendered in furtherance of the Companys business.

RESOLVED, that in payment for consulting services provided to the Company by Charles Jarvis and Associate, the Company grants 50,000 shares of the Company's common stock to be registered in a registration statement on Form S-8 to be filed with the Securities and Exchange Commission ("SEC") promptly after the Company becomes current in all if its filing obligations under the Securities Exchange Act of 1934 (the "Exchange Act").

RESOLVED, that in payment for consulting services provided to the Company by Suns Associates Group, the Company grants 200,000 shares of the Company's common stock to be registered in a registration statement on Form S-8 to be filed with the Securities and Exchange Commission ("SEC") promptly after the Company becomes current in all if its filing obligations under the Securities Exchange Act of 1934 (the "Exchange Act").

RESOLVED, that in payment for consulting services provided to the Company by USIS International Capital Corporation, the Company grants 250,000 shares of the Company's common stock to be registered in a registration statement on Form S-8 to be filed with the Securities and Exchange Commission ("SEC") promptly after the Company becomes current in all if its filing obligations under the Securities Exchange Act of 1934 (the "Exchange Act").